Exhibit 2.4

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of August 14, 2018, by and between 704GAMES COMPANY, a Delaware corporation (the “Company”), and Motorsport Gaming US LLC, a Florida limited liability company (the “Purchaser”).

WHEREAS, the Company has authorized the issuance of 217,352 newly-issued shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), and the sale of the Shares to the Purchaser; and

WHEREAS, the Purchaser desires to purchase the Shares on the terms and conditions set forth herein.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Purchase and Sale of Stock; Consideration; Adjustment; Closing; Use of Proceeds; Covenants.

1.1 Sale and Issuance of Common Stock.

1.1.1 Intentionally Omitted.

1.1.2 On or prior to the Closing, the Company shall have the Shares authorized for issuance and sale to the Purchaser.

1.1.3 Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing, and the Company agrees to issue and sell to the Purchaser at the Closing, the Shares at an aggregate consideration equal to Eleven Million U.S. Dollars ($11,000,000) (“Consideration”), payable by the Purchaser to the Company in cash and in services in kind, as applicable, as follows:

(a) Four Million U.S. Dollars ($4,000,000), in cash by wire transfer to the Company’s bank account, payable at the Closing (the “Closing Payment”);

(b) Subject to adjustment as set forth in Section 1.3, Three Million U.S. Dollars ($3,000,000), in cash by wire transfer to the Company’s bank account, payable on February 1, 2019 (the “2019 Payment”), and guaranteed by Motorsport Network, LLC, a Florida limited liability company (“Motorsport Network”), pursuant to Section 7 hereof; and

(c) Subject to adjustment as set forth in Section 1.3, Company’s receipt during the period from the Closing though the date that is 48 months after the Closing of advertising, promotional and other services set forth on Section 1.1.3(c) of the Disclosure Schedule and valued at Four Million U.S. Dollars ($4,000,000) in the aggregate (the “In-Kind Consideration”), which is guaranteed during the period of 48 months after the Closing by Motorsport Network pursuant to Section 7 hereof. The Company may substitute each item of In-Kind Consideration for a different item of In-Kind Consideration with Motorsport’s consent, not to be unreasonably withheld, delayed or conditioned. For purposes of valuing the In-Kind Consideration, each item of In-Kind Consideration has been valued at the lowest rate that Motorsport Network or any of its Affiliates has charged any other Person (including Motorsport Network or any of its Affiliates) for the same or similar item or items of In-Kind Consideration.

1.2 Closing.

1.2.1 The purchase and sale of the Shares to the Purchaser pursuant to this Agreement shall take place remotely via the exchange of electronic documents and signatures on the date hereof or at such other time and place as the Company and the Purchaser mutually agree upon (the “Closing”).

1.2.2 At the Closing, the Company shall deliver to the Purchaser a certificate representing the Shares purchased by the Purchaser registered in the name of the Purchaser against delivery to the Company by the Purchaser of an electronic wire transfer of immediately available funds in an amount equal to the Closing Payment.

1.3 Consideration Adjustment and Termination of 2019 Payment.

1.3.1 The 2019 Payment and the In-Kind Consideration shall be collectively referred to herein as the “Delayed Consideration.” The Delayed Consideration amount was determined by the parties hereto in reliance on and subject to and conditioned upon the Company achieving a minimum $15,574,000 in revenue (the “Expected Revenue”) for the 2018 calendar year. If the Expected Revenue is less than $15,574,000, the Delayed Consideration amount shall automatically adjust by reducing the Delayed Consideration amount dollar-for-dollar for the actual dollar difference between the Expected Revenue and the actual revenue of the Company for the 2018 calendar year as reflected in the audited financial statements of the Company for the calendar year ending December 31, 2018 (the “2018 Audit”), such reduction to be made first to the 2019 Payment and thereafter, if the 2019 Payment is reduced to zero, to the In-Kind Consideration. Not later than February 26, 2019, the Company shall deliver to the Purchaser the 2018 Audit.

1.3.2 If the Company fails to obtain a long-form amendment to that certain Distribution and License Agreement, dated as of January 1, 2015, by and between the Company and NASCAR Team Properties, as amended, that reflects the terms of that certain Amended and Restated Binding Term Sheet, dated as of July 24, 2018, by and between the Company and NASCAR Team Properties, on or before February 1, 2019, the 2019 Payment shall be no longer due nor payable and all Purchaser’s obligations with respect to the 2019 Payment shall automatically terminate and be void ab initio.

1.4 Use of Proceeds. Each of the Closing Payment and the 2019 Payment shall be used by the Company solely for (a) subject to the Company’s board of directors’ approval in accordance with the Stockholders’ Agreement (as hereinafter defined), the acquisition of Monster Games, Inc., the Company’s current contract software developer, and (b) the working capital of the Company in the ordinary course of the Company’s business.

1.5 Name Change. On or before February 28, 2019, the Company shall change the name of the Company to “Motorsport Games, Inc.”

1.6 Software. The Company shall use commercially reasonable efforts to, within twelve (12) months after the Closing, either acquire Monster Games, Inc. or build internal software support and game development capabilities required to adequately support internal game development of the Company and any subsidiary thereof.

1.7 Removal of Legends; Further Covenants. Any legend endorsed on a certificate pursuant to Section 3.8 hereof shall be removed (i) if the Shares represented by such certificate shall have been effectively registered under the Securities Act of 1933, as amended (the “Securities Act”), or otherwise lawfully sold in a public transaction, (ii) if such Shares may be transferred in compliance with Rule 144 promulgated under the Securities Act free of any volume limitations, or (iii) if the holder of such Shares shall have provided the Company with an opinion of counsel, in form and substance reasonably acceptable to the Company and its counsel and from attorneys reasonably acceptable to the Company and its counsel, stating that a public sale, transfer or assignment of such Shares may be made without registration.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as of the Closing that, except as set forth on the Disclosure Schedule furnished by the Company to the Purchaser in connection with this Agreement:

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2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted. The Company is duly qualified to transact business and in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

2.2 Capitalization.

2.2.1 Authorized and Issued Stock. The authorized capital of the Company consists, or will consist immediately prior to the Closing, of (a) 900,000 shares of Common Stock, of which 188,715 shares are issued and outstanding, and (b) 100,0000 shares of preferred stock, of which 0 are issued and outstanding.

2.2.2 Agreements for Purchase of Shares. Except as set forth in Section 2.2.2 of the Disclosure Schedule and for (i) 16,113 shares of Common Stock issuable upon the exercise of options granted to employees, officers, consultants and directors of, and other persons, (ii) outstanding warrants to purchase 4,000 shares of Common Stock issued to any persons, (iii) the reservation of up to 25,734 stock appreciation rights under the 704Games Company 2017 Appreciation Plan (as amended, the “Plan”) granted or to be granted to eligible Persons under the Plan, of which 21,686 outstanding stock appreciation rights have been awarded, and (iv) the rights created under this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. Except as set forth in Section 2.2.2 of the Disclosure Schedule, the Company has no commitments or understandings with any eligible employee regarding the granting of stock appreciation rights under the Plan or any shares of Common Stock or preferred stock of the Company or any options, warrants or any other interest or instruments convertible or otherwise exercisable into shares of Common Stock or preferred stock of the Company that have not been granted as of the date hereof.

2.2.3 Outstanding Securities. Section 2.2.3 of the Disclosure Schedule sets forth (i) a list of all holders of Common Stock as of the date of this Agreement, including the number of shares held by each such holder, (ii) a schedule of options granted and outstanding as of the date of this Agreement, including the names of the record holders of such options, the exercise price of such options and the number of the securities to be issued upon exercise of such options, (iii) a schedule of warrants issued and outstanding as of the date of this Agreement, including the names of the record holders of such warrants, the exercise price of such warrants and the number and class of the securities to be issued upon exercise of such warrants, and (iv) a schedule of stock appreciation rights granted and outstanding as of the date of this Agreement, including the names of the record holders of such stock appreciation rights, the strike price per share of such stock appreciation rights and whether such stock appreciation rights are entitled to cash or securities or a combination thereof on any increase in value of such stock appreciation rights.

2.2.4 Post-Closing Capitalization Table. The Company’s post-Closing pro forma capitalization on a fully-diluted basis is set forth on the post-Closing capitalization table attached hereto as Section 2.2.4 of the Disclosure Schedule.

2.2.5 409A Compliance. Other than as set forth in Section 2.2.5 of the Disclosure Schedule, all outstanding stock options and other equity-based awards issued or granted by the Company to a party in connection with such party’s services to the Company have been granted with exercise prices that equal or exceed the fair market value of the underlying shares of Common Stock subject to such options or other equity-based awards on the date of issuance or grant or as amended or cancelled and re-granted and, to the Company’s Knowledge, no stock options or other equity-based awards issued or granted by the Company are subject to the penalties of Section 409A(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”).

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2.2.6 Vesting. All (a) options, warrants, stock appreciation rights or other similar securities or instruments granted and (b) outstanding Common Stock subject to repurchase by the Company vest as disclosed on Section 2.2.3 of the Disclosure Schedule. Other than as disclosed on Section 2.2.6 of the Disclosure Schedule, no stock plan, stock purchase, stock option or other agreement or understanding for the award, purchase or other acquisition of equity securities or rights to acquire equity securities of the Company between the Company and any holder of any equity securities or rights to acquire equity securities provides for acceleration or other changes in the vesting, exercise, forfeiture or payment provisions of such agreement or understanding as the result of (i) termination of employment or consulting services (whether actual or constructive); (ii) any merger, consolidation, sale of stock or assets, change in control or any other transaction(s) by the Company; or (iii) the occurrence of any other event or combination of events.

2.2.7 Transfer Restrictions. Other than as set forth in the Transaction Documents or as set forth in Section 2.2.7 of the Disclosure Schedule, on the date hereof, (a) there are no restrictions on the issuance or transfer of equity securities of the Company, other than those imposed by federal and state securities laws, (b) no stockholder of the Company is entitled to preemptive or similar statutory or contractual rights regarding any such transfer or issuance, either arising pursuant to any agreement or instrument to which the Company is a party or that are otherwise binding on the Company, (c) no party is entitled to redemption or repurchase of its capital stock or convertible securities of the Company, and (d) there are no agreements or understandings (whether written or verbal) to which the Company is a party which entitle a stockholder, a holder of convertible securities of the Company, or any third party to antidilution protection in connection with the transactions contemplated by the Transaction Documents and/or the future issuance of securities of the Company. For purposes of this Section 2.2.7, antidilution protection shall be interpreted broadly and shall include, without limitation, (i) any increase in the conversion ratio into Common Stock of any convertible securities, rights or other instruments, (ii) any reduction in the exercise price or conversion price of any outstanding convertible securities, (iii) any issuance of additional shares of capital stock of the Company for no consideration or at a purchase price less than the-then fair market value of such securities, or (iv) any issuance of any new warrant, option, stock appreciation rights or other convertible security or other instrument, or the amendment of any existing warrant, option, stock appreciation rights or other convertible security or other instrument.

2.3 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any corporation, association, partnership or other business entity. Except as set forth in Section 2.3 of the Disclosure Schedule, the Company is not a participant in any joint venture, partnership or similar arrangement. Except as set forth in Section 2.3 of the Disclosure Schedule, since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the majority of the outstanding stock of or any controlling interest in, any corporation, partnership, association, or other business entity.

2.4 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the: (i) authorization, execution and delivery of this Agreement, the Stockholders’ Agreement, attached hereto as Exhibit A (the “Stockholders’ Agreement”), the Shared Services Agreement attached hereto as Exhibit B (the “Shared Services Agreement”), the Employment Agreements with Paul Brooks and Ed Martin, substantially in the form(s) attached hereto as Exhibit C (the “Employment Agreements”, and along with this Agreement, the Stockholders’ Agreement, the Shared Services Agreement and the Employment Agreements, collectively, the “Transaction Documents”); (ii) the performance of all obligations of the Company hereunder and under the Transaction Documents; and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Shares being sold hereunder has been taken or will be taken on or prior to the Closing. The Company has duly authorized, executed and delivered the Transaction Documents, and such Transaction Documents constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

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2.5 Corporate Power. The Company has all requisite legal and corporate power and authority to execute and deliver the Transaction Documents, to sell and issue the Shares and to carry out and perform its obligations under the terms of the Transaction Documents.

2.6 Valid Issuance.

2.6.1 Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and, subject only to the payment by the Purchaser of the Delayed Consideration, nonassessable. The Shares, when issued, sold and delivered in accordance with the terms hereof, will be free of restrictions on transfer other than restrictions on transfer arising under federal or state securities laws and the Transaction Documents.

2.6.2 Valid Issuance of Common Stock. The outstanding shares of Common Stock of the Company (A) have been duly and validly authorized, issued and delivered, and are fully paid and nonassessable, (B) have the respective rights, preferences and privileges set forth the Second Amended and Restated Certificate of Incorporation of the Company, as amended by that certain Certificate of Amendment to the Certificate of Incorporation of the Company (the “Restated Certificate”), and (C) were issued in compliance with, or exempt from, registration or qualification under all applicable federal and state securities laws. The consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to any outstanding shares of capital stock of the Company or any securities convertible thereto.

2.7 Governmental Consents; Other Consents.

2.7.1 No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by the Transaction Documents, the issuance of the Shares to be issued and sold in connection with this Agreement, except for the filings by the Company pursuant to applicable federal and state securities laws, which will be timely made to the extent required by applicable federal and state securities laws.

2.7.2 Except as those consents listed on Section 2.7 of the Disclosure Schedule, no consents or approval (or waiver in lieu thereof) to the performance by the Company of its obligations under this Agreement and to the consummation of the transactions contemplated by the Transaction Documents is required in connection with the consummation of the transactions contemplated by the Transaction Documents and/or the issuance of the Shares to be issued and sold in connection with this Agreement.

2.8 Litigation. Except as set forth on Section 2.8 of the Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the Company’s Knowledge, currently threatened against the Company, including, without limitation, any action, suit, proceeding or investigation which questions the validity of the Transaction Documents or the right of the Company to enter into the Transaction Documents or to consummate the transactions contemplated thereby or which one would reasonably expect to result, either individually or in the aggregate, in any Material Adverse Effect or any change in the current equity ownership of the Company, and, to the Company’s Knowledge, there is no basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements (including, without limitation, non-competition or non-solicitation agreements) with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

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2.9 Intellectual Property.

2.9.1 Section 2.9.1 of the Disclosure Schedule contains a true and complete list of all domestic and foreign patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, and all applications for such which are in the process of being prepared, owned by or registered in the name of the Company, or of which the Company is the exclusive licensee. The Company owns or has a right to use all copyright, trade secret rights, patents and patent rights, trademarks, service marks, trademark rights, trade names, trade name rights, moral rights, and other proprietary rights (collectively, “Intellectual Property”) necessary to conduct its business as now being conducted and as presently proposed to be conducted. No claim against the Company is pending or, to the Company’s Knowledge, threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company, and to the Company’s Knowledge, there is no reasonable basis for any such claim (whether or not pending or threatened). Except as set forth in Section 2.9.1 of the Disclosure Schedule, there are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property of the Company. Except as set forth in Section 2.9.1 of the Disclosure Schedule, the Company is not bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property (other than object code and internal use software that is generally commercially available (“Generic Software”)) of any other person or entity. The Company has not violated or infringed or received any communications alleging that the Company has violated or infringed or, by conducting its business as presently proposed, would violate or infringe (i) any of the copyrights or trade secrets or other proprietary rights of any other person or entity or (ii) any of the patents, trademarks, service marks or trade names of any other person or entity. All Intellectual Property developed by and belonging to the Company that is not protected by patents, patent applications, trademark law, or copyright has been kept confidential. Except as set forth in Section 2.9.1 of the Disclosure Schedule, there are no agreements, instruments, contracts, judgments, orders or decrees to which the Company is a party or by which it is bound which provide for indemnification by the Company for infringements of Intellectual Property. With respect to the agreements listed in Section 2.9.1 of the Disclosure Schedule pursuant to which the Company may have indemnification obligations, the Company does not expect to incur any material liability as the result of any such indemnification obligations.

2.9.2 Neither the execution nor delivery of the Transaction Documents, nor the carrying on of the Company’s business by the employees, consultants or independent contractors of the Company, nor the conduct of the Company’s business as proposed, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees, consultants or independent contractors is obligated.Each former and current employee, consultant or independent contractor to the Company is a signatory to and is bound by agreements setting forth confidentiality and proprietary rights obligations (including, for avoidance of doubt, contemporaneous waiver and assignment of the intellectual property rights and all other rights to work product, technology, ideas and inventions by such person to the Company) of such person to the Company (each, “Proprietary Rights Agreement”); provided, however, that such confidentiality and proprietary rights obligations (including such waivers and assignments) are limited only by such exceptions, reservations and carveouts to such confidentiality and proprietary rights obligations as those that are expressly set forth in the Proprietary Rights Agreements listed on Section 2.9.2 of the Disclosure Schedule or that are otherwise described on Section 2.9.2 of the Disclosure Schedule. Except as set forth on Section 2.9.2 of the Disclosure Schedule, no such employee has excluded works or inventions made during his, her or its employment with the Company from his, her or its assignment of inventions pursuant to such individual’s or entity’s Proprietary Rights Agreement. To the Company’s Knowledge, none of its employees are in violation of any other their confidentiality or proprietary rights obligations set forth in such Proprietary Rights Agreements.

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2.9.3 Except as set forth in Section 2.9.3 of the Disclosure Schedule, to the Company’s Knowledge, the Company has not incorporated or utilized any Public Software (as defined below) in the creation of any source code for any software developed by the Company (“Company Product”) that (a) would require the Company Source Code to be generally made available or (b) would otherwise impose any limitation, restriction, or condition on the right or ability of Company to use any material portion of any Company Product as currently used in the business or other operations and activities of the Company. As used in this Section 2.9.3, “Public Software” means any software that is distributed or licensed as free software (as defined by the Free Software Foundation), open source software (e.g., software distributed under any license approved by the Open Source Initiative as set forth in www.opensource.org on the date of Closing) or under similar licensing or distribution models which require the distribution or making available of source code as well as object code of the software to licensees without charge (except for the cost of the medium) and the right of the licensee to modify the software and redistribute both the modified and unmodified versions of the software. Public Software includes without limitation, software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the SugarCRM Public License; (vi) BSD License; or (vii) the Apache License. Section 2.9.3 of the Disclosure Schedule lists all software which does not comply with this representation and includes the name and version of the software, the license under which it was obtained and the use of such software by the Company.

2.9.4 The Company exclusively owns or has exclusive right to use (i) the following websites, domains and URLs: nascaresports.com, nascaresport.com and motorsport.games (subject to NASCAR Team Properties’ approval); and (ii) all source code created by Monster Games Inc. for the Company after January 1, 2015 to the extent provided under the Development Agreement, dated as of February 24, 2016, by and between the Company and Monster Games, Inc., as amended by that certain Amendment No. 1, dated March 28, 2018, by and between the Company Monster Games, Inc. (the “Monster Games Agreement”).

2.10 Specified Contracts; Action.

2.10.1 Section 2.10.1 of the Disclosure Schedule sets forth all contracts, agreements and instruments to which the Company is a party or by which it is bound that involve (collectively, the “Specified Contracts”): (i) obligations of, or payments to (contingent or otherwise), the Company in excess of $10,000; (ii) the engagement of any person as an employee or consultant (unless such contract, agreement or instrument employs or engages such employee or consultant on an “at-will” basis with no provision providing for any payment, benefit, acceleration of vesting or other event or effect in connection with a Liquidity Event or termination of services to the Company), (iii) placing of a lien on any asset of the Company (other than Permitted Encumbrances), (iv) the lease of any real or personal property, (v) the guaranty of any obligation for borrowed money or otherwise; (vi) the license of any patent, copyright, trade secret or other proprietary right other than Generic Software to or from the Company, (vii) provisions restricting the development, manufacture or distribution of the Company’s products or services, (viii) indemnification by the Company with respect to infringement of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business), (ix) the obligation to pay any royalty to a third party or (x) obligations for software development that are not cancellable without penalty upon notice of not more than thirty (30) days. All of the Specified Contracts are valid, binding and in full force and effect subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and to general principles of equity. The Company is not in default or arrears under and, to the Knowledge of the Company, no other party to any Specified Contract is in default or arrears under, any term of any Specified Contract.

2.10.2 For the purposes of Section 2.10.1 above, all obligations and payments involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

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2.11 Governmental Compliance; Compliance with Instruments and Contracts.

2.11.1 The Company is not in violation, breach or default of any provisions of any governmental judgment, order, writ or decree to which it is a party, which violation, breach or default would have a Material Adverse Effect. To the Company’s Knowledge, there exists no condition, event or act which, after notice, lapse of time or both, constitutes a violation, breach or default under any such governmental judgment, order, writ or decree to which it is a party.

2.11.2 The Company is not in violation of any federal, state, local or foreign law applicable to its business, which violation would have a Material Adverse Effect. The Company has all federal, state, local and foreign governmental licenses, registrations and permits necessary to the conduct of its business, the failure of which to have would be a Material Adverse Effect, such licenses, registrations and permits are in full force and effect, and there have been no violations, failures or lapses of any such licenses, registrations or permits except for violations, failures or lapses that individually and in the aggregate would not have a Material Adverse Effect. No proceeding is pending or, to the Company’s Knowledge, threatened to revoke or limit any such licenses, registrations and permits.

2.11.3 Except as set forth in Section 2.11.3 of the Disclosure Schedule, the execution, delivery and performance of the Transaction Documents, the issuance of the Shares pursuant hereto and the consummation of the transactions contemplated by the Transaction Documents will not, with or without the passage of time and giving of notice, or both (i) result in any violation or breach of, or conflict with, or constitute a default under, (A) the Company’s Restated Certificate or Amended and Restated Bylaws, each as amended to date, (B) any contract, agreement or instrument to which the Company is a party or by which it is bound, which violation, breach, conflict or default would have a Material Adverse Effect, or (C) any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (ii) cause the creation of any mortgage, pledge, lien, encumbrance or charge (other than a Permitted Encumbrance) upon any of the properties or assets of the Company.

2.12 Title to Property and Assets. Except as set forth in Section 2.12 of the Disclosure Schedule, the Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances (other than Permitted Encumbrances). Except as set forth in Section 2.12 of the Disclosure Schedule, with respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances (other than Permitted Encumbrances). All facilities, machinery, equipment, fixtures, vehicles and other tangible properties owned, leased or used by the Company necessary for the conduct of the Company’s business are, subject to ordinary wear and tear, in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

2.13 Employee Matters.

2.13.1 Section 2.13 of the Disclosure Schedule sets forth, as of the date hereof, the number of full-time employees, part-time employees and individual consultants or individual independent contractors that the Company employs, or engages, as applicable. Section 2.13 of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, commissions, bonus, and deferred compensation paid or payable for each officer, employee, individual consultant and individual independent contractor of the Company who received compensation in excess of $20,000 for the fiscal year ended December 31, 2017 or is anticipated to receive compensation in excess of $20,000 for the fiscal year ending December 31, 2018.

2.13.2 To the Company’s Knowledge, none of its executive-level employees (including division directors and vice president-level positions) is obligated under any contract (including licenses or covenants of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. The Company has not received any written or, to the Company’s Knowledge, verbal notice alleging that any such violation has occurred. Neither the execution or delivery of the Agreement, nor the carrying on of the Company’s business by such employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

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2.13.3 The Company is not delinquent in payments to any of its employees, individual consultants, or individual independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied with all applicable foreign, state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, collective bargaining, and the payment and withholding of taxes and other sums as required by law. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing. The Company has set aside sufficient reserves for any severance payments to its employees.

2.13.4 Except as set forth in Section 2.13 of the Disclosure Schedule, the Company has not made any representations regarding equity incentives to any officer, employees, director or individual consultant that are inconsistent with the share amounts and terms set forth in Section 2.2.3 of the Disclosure Schedule.

2.13.5 Except as set forth in Section 2.13 of the Disclosure Schedule, each former executive-level employee (including division director and vice president-level positions) whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

2.13.6 Section 2.13 of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

2.14 Tax Returns and Payments. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due prior to the time penalties would accrue thereon. The provision for taxes of the Company is adequate for taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Code, to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories to the extent such are now payable.

2.15 Insurance. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. Under the Shared Services Agreement, the Company anticipates having obtained director and officer’s insurance in a minimum amount of $1,000,000 per occurrence (the “D&O Policy”) by August 31, 2018.

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2.16 Minute Books. The Company maintains minute books for all meetings of directors, committees and shareholders of the Company. Such minute books have been made available to the Purchaser and contain a complete summary of all meetings of directors, committees and shareholders since January 1, 2015 in all material respects and reflect all transactions referred to in such minutes accurately in all material respects.

2.17 Labor Agreements and Actions.

2.17.1 The Company is not bound by or subject to (and none, of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees of the Company. There is no strike or other labor dispute involving the Company pending, or to the Knowledge of the Company threatened, nor does the Company have Knowledge of any labor organization activity involving its employees.

2.17.2 To the Company’s Knowledge, no employee intends to terminate his or her employment with the Company, nor does the Company have a present intention to terminate the employment of any employee. Except as set forth in Section 2.17 of the Disclosure Schedule, upon termination of the employment of any employee, no severance or other payments will become due. Except as set forth in Section 2.17 of the Disclosure Schedule, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

2.18 No Voting Arrangements. Except as provided in the Stockholders’ Agreement, the Company is not a party or subject to any agreement or understanding, and, to the Company’s Knowledge, there are no outstanding agreements, voting trusts, proxies or other arrangements or understandings among any persons and/or entities, which affect or relate to the voting or giving of written consents with respect to any security, or by a director, of the Company.

2.19 Related Party Transactions. No employee, officer or director of the Company, or, to the Knowledge of the Company, member of his or her family, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as set forth in Section 2.19 of the Disclosure Schedule, to the Company’s Knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers or directors of the Company, and members of their families may own stock in publicly traded companies that may compete with the Company (representing less than 5% ownership of such company). Except for transactions contemplated by the Transaction Documents or as set forth in Section 2.19 of the Disclosure Schedule, no member of the family of any employee or director of the Company is directly or indirectly interested in any material contract with the Company, and there are no agreements or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof that are material to the business of the Company.

2.20 Environmental Laws and Regulations. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company’s Knowledge, by any other person or entity on any property owned, leased or used by the Company. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

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2.21 Employees. The employment of each of the employees of the Company is terminable by the Company at will.

2.22 Intentionally Omitted.

2.23 Manufacturing and Marketing Rights. Other than in accordance with agreements disclosed in Section 2.23 of the Disclosure Schedule, the Company has not granted rights to manufacture, produce, assemble, license, market, distribute or sell its products to any other person and is not bound by any agreement that affects the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

2.24 Registration Rights. Except as provided in Schedule 2.24 of the Disclosure Schedule, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

2.25 Financial Statements; Liabilities. The Company has delivered to the Purchaser its audited balance sheet, income statement and statements of cash flows and changes in stockholder equity at and for the year ended December 31, 2017 and its unaudited balance sheet, income statement and statement of cash flows at and for the five months ended May 31, 2018 (collectively, the “Financial Statements”), copies of which are attached as Schedule 2.25 to the Disclosure Schedule. The Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited Financial Statements do not contain all footnotes required by generally accepted accounting principles and, interim financial statements do not include year-end adjustments. The Financial Statements fairly present in accordance with GAAP the financial condition and operating results of the Company as of the dates, and for the periods indicated therein, in all material respects, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities (whether known or unknown, accrued, absolute, contingent or otherwise) other than (i) liabilities incurred in the ordinary course of business subsequent to May 31, 2018, (ii) obligations under executory contracts incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company’s sales revenue (net of sales allowance of $2,164,568 and $3,836,624 at December 31, 2017 and 2016, respectively) for calendar year 2017 and calendar year 2016 were $10,926,606 and $9,499,945, respectively, and the Company’s net loss for calendar year 2017 and calendar year 2016 were ($2,650,132) and ($7,434,423), respectively, in each case as more fully described in the Financial Statements titled “704Games Company Financial Statements as of and for the Years Ended December 31, 2017 and 2016 with Independent Auditors’ Report.”

2.26 Changes. Except as contemplated by the Transaction Documents (including Section 2.26 of the Disclosure Schedule), since December 31, 2017, there has not been:

2.26.1 any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business or changes that have not caused, in the aggregate, a Material Adverse Effect;

2.26.2 any damage, destruction or loss, whether or not covered by insurance, that have caused a Material Adverse Effect;

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2.26.3 any waiver by the Company of a material right or of a material debt owed to it;

2.26.4 any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business or that would not have a Material Adverse Effect;

2.26.5 any material change or amendment to a Specified Contract;

2.26.6 any material change in any compensation arrangement or agreement with any employee and/or independent contractor (including, without limitation, any bonus, commission or similar arrangements);

2.26.7 any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets (other than in connection with the sale or license of the Company’s products and services in the ordinary course of business);

2.26.8 any resignation or termination of employment of any executive-level employee (including division directors and vice president-level positions) of the Company;

2.26.9 receipt of written notice, or to the Knowledge of the Company verbal notice, that there has been a loss of, or material order cancellation by, any customer of the Company which would have a Material Adverse Effect;

2.26.10 any mortgage, pledge, grant of a security interest in or lien created by the Company (other than Permitted Encumbrances) with respect to any of its material properties or assets;

2.26.11 any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their families, other than travel advances and other advances made in the ordinary course of its business;

2.26.12 any debt, obligation or liability incurred, assumed or guaranteed by the Company except for those incurred in the ordinary course of the Company’s business (but not in excess of $50,000 in the aggregate);

2.26.13 any declaration, setting aside or payment or other dividend or distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company other than the repurchase of capital stock from employees, officers, directors or consultants pursuant to agreements approved by the Board of Directors of the Company under which the Company has the option to repurchase such shares in accordance with such agreements upon the occurrence of certain events, such as termination of employment or consultancy; or

2.26.14 any agreement by the Company to do any of the things described in this Section 2.26.

2.27 Information. None of the Transaction Documents nor any other statements, documents or certificates made or delivered in connection therewith, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading.

2.28 Intentionally Omitted.

2.29 Intentionally Omitted.

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2.30 OFAC Compliance. Neither the Company, nor any of its officers, directors, managers, employees, agents or affiliates, is a Prohibited Person and, to the Knowledge of the Company, none of the brokers, investors or agents (including foreign agents and foreign counterparties) of the Company or any of its affiliates is a Prohibited Person. The Company and its officers, directors, managers and employees are in compliance with the USA Patriot Act, the IEEPA, the TEA and other anti-terrorism laws, in each case to the extent that any of the foregoing laws are applicable to the Company or any of its respective officers, directors and employees. Neither the Company, nor any of its officers, directors, managers, employees or affiliates has conducted any business or entered into any transaction with any “Foreign Shell Bank” (as defined in the USA Patriot Act) or any “Senior Foreign Political Figure” (as defined in the U.S. Treasury Release entitled “Guidance on Enhanced Scrutiny for Transactions that May Involve Proceeds of Foreign Official Corruption”). Neither the Company nor, to the Company’s Knowledge, any of its officers, directors, managers, employees or affiliates has made, offered or agreed to offer anything of value to any foreign or other governmental official, political party or candidate for government office nor have they otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended. There have been no audits of the Company’s compliance with any of the foregoing laws by any person. The Company acknowledges that U.S. federal regulations and executive orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) prohibit, among other things, engaging in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals, and if the Company qualifies as a Prohibited Person, the Purchaser may, among other things notify appropriate legal authorities pursuant to applicable law. Neither the Company, nor any person controlling, controlled by, or under common control with the Company, or for whom the Company is acting as agent or nominee in connection with the sale of the Shares or operations of the Company, is a Prohibited Person. Neither the Company, nor any person controlling, controlled by, or under common control with the Company, or for whom the Company is acting as agent or nominee in connection with the sale of the Shares or operations of the Company, is a “Covered Person” within the meaning of the Guidance on Enhanced Scrutiny for Transactions that May Involve the Proceeds of Foreign Official Corruption, issued by the Department of the Treasury, et al., January, 2001. No funds and/or revenues of the Company are directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. Specifically, no operations of the Company shall (to the extent that such matters are within the Company’s control) cause the Company or the Purchaser to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

2.31 Brokers or Finders. The Company has not engaged any brokers, finders or agents, and the Purchaser has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Documents.

2.32 Legality. Assuming the accuracy of the representations made by the Purchaser in this Agreement, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited any offers to sell or has offered to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration requirements of the Securities Act or any applicable state securities laws.

2.33 Obligations of Management. Except as provided in Section 2.33 of the Disclosure Schedule, to the Knowledge of the Company, no officer or executive-level employee (including division directors and vice president-level positions) is working or planning to work less than full time at the Company. No officer or executive-level employee (including division directors and vice president-level positions) is currently working for or, to the Company’s knowledge, plans to work for an enterprise that directly competes with the Company.

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2.34 Real Property Holding Corporation. The Company is not a real property holding corporation within the meaning of Code Section 897(c)(2) and any regulations promulgated thereunder.

3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the Closing that:

3.1 Organization and Good Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted.

3.2 Authorization. The Purchaser represents that it has full power and authority to enter into the Transaction Documents. The Transaction Documents to which the Purchaser is a party have been duly authorized, validly executed and delivered on behalf of the Purchaser and are valid and legally binding obligations of the Purchaser enforceable in accordance with their terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms. The Shares will be acquired for investment for the Purchaser’s own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser represents that it has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third person, with respect to any of the Shares.

3.4 Disclosure of Information. The Purchaser represents that the Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the Company, its business, its management, its financial affairs and the terms and conditions of the offering of the Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.5 Investment Experience. The Purchaser is an investor in securities of companies in the development stage and acknowledges that the Purchaser is able to fend for itself, can bear the economic risk and complete loss of its investment and has such knowledge and experience in financial or business matters that he, she or it is capable of evaluating the merits and risks of the investment in the Shares.

3.6 Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection the Purchaser represents that the Purchaser is familiar with Securities and Exchange Commission (“SEC”) Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.7 No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

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3.8 Legend. It is understood that any certificates evidencing the Shares shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

3.9 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, of the SEC under the Securities Act.

3.10 United States Person. The Purchaser is a United States person (as defined by Section 7701(a)(30) of the Code).

3.12 No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation to raise funds from any unaffiliated persons for purposes of acquiring the Shares, or (b) published any advertisement in connection with raising funds from any unaffiliated persons for purposes of acquiring the Shares.

3.13 Specific Laws. The Purchaser acknowledges that U.S. federal regulations and executive orders administered by the OFAC prohibit, among other things, engaging in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals, and if the Purchaser qualifies as a Prohibited Person, the Company may, among other things notify appropriate legal authorities pursuant to applicable law. Neither the Purchaser, nor any person controlling, controlled by, or under common control with the Purchaser, or for whom the Purchaser is acting as agent or nominee in connection with the acquisition of the Shares, is a Prohibited Person. Neither the Purchaser, nor any person controlling, controlled by, or under common control with the Purchaser, or for whom the Purchaser is acting as agent or nominee in connection with the acquisition of the Shares, is a “Covered Person” within the meaning of the Guidance on Enhanced Scrutiny for Transactions that May Involve the Proceeds of Foreign Official Corruption, issued by the Department of the Treasury, et al., January, 2001. No funds tendered for the acquisition of the Shares are directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. Specifically, no payment to the Company by the Purchaser shall (to the extent that such matters are within the Purchaser’s control) cause the Company to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

3.14 Brokers or Finders. The Purchaser has not engaged any brokers, finders or agents, and the Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Documents.

4. Conditions of the Purchaser’s Obligations at Closing. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions.

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4.1 Representations and Warranties. The representations and warranties of the Company in Section 2 (other than the Fundamental Representations of the Company) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date of the Closing with the same effect as though made at and as of such date (except that those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations of the Company shall be true and correct in all respects as of the date of the Closing with the same effect as though made as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

4.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3 Compliance Certificate. An authorized officer of the Company shall deliver to the Purchaser at the Closing, a certificate, executed on behalf of the Company, stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled as of the Closing.

4.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of such Closing.

4.5 Operations. Since December 31, 2017, except as set forth on Section 2.26 of the Disclosure Schedule, (a) the business of the Company shall have been conducted in the ordinary course, and (b) there shall have been no change that has caused or that is reasonably likely to cause a Material Adverse Effect.

4.6 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing shall not violate the provisions of the General Corporation Law of the State of Delaware.

4.7 Proprietary Rights Agreements. Purchaser shall be satisfied with the accuracy of the representations in Section 2.9.2 regarding the proprietary rights obligations (including such waivers and assignments) of the Company’s employees, consultants and independent contractors.

4.8 Third Party Consents. The Company shall have obtained those consents listed on Section 4.8 of the Disclosure Schedule.

4.9 Board of Directors. The number of authorized directors constituting the entire Board of Directors of the Company shall have been set effective as of the Closing at five (5) members, and the following individuals shall be the members of the Board of Directors, effective as of the Closing: Colin Smith, Dmitry Kozko, Yura Barabash, Paul Brooks and Wayne Barr, Jr.

4.10 Employment Agreements. The Company and the other applicable parties to the Employment Agreements shall have entered into the Employment Agreements.

4.11 Stockholders’ Agreement. The Company and the other parties thereto (other than the Purchaser) shall have entered into the Stockholders’ Agreement.

4.12 No Dividend, etc. Since December 31, 2017, except as set forth on Section 4.12 of the Disclosure Schedule, there shall have been no dividend, redemption or similar distribution in respect of any of the Company’s capital stock, or any stock split, recapitalization or stock issuance of any kind in respect of any of the Company’s capital stock.

4.13 Shared Services Agreement. The Company and the other parties thereto (other than the Purchaser) shall have entered into the Shared Services Agreement.

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4.14 Secretary’s Certificate. The Company shall have delivered to the Purchaser a certificate of the Company executed by the Company’s Secretary (with a countersignature by the Chief Executive Officer or President of the Company as to the authenticity of the Secretary’s signature), and dated as of the date of the Closing, attaching and certifying to the truth and correctness of: (i) the Certificate of Incorporation of the Company as in effect at the time of the Closing, (ii) the Company’s Amended and Restated Bylaws as in effect at the time of the Closing, (iii) the resolutions approved by the Board of Directors authorizing the transactions contemplated by the Transaction Documents, (iv) the incumbency of the officers of the Company executing and delivering any documents, certificates or instruments in connection with the Transaction Documents and the transactions contemplated thereby, and (v) good standing certificates (including tax good standing, to the extent provided by the applicable authority(ies) and jurisdictions) with respect to the Company from the applicable authority(ies) in Delaware and any other jurisdiction in which the Company is qualified to do business, dated no more than thirty (30) days prior to the Closing.

4.15 Intentionally Omitted.

4.16 Operating Budget. The Company shall have adopted a twelve (12) month operating budget in substantially the form previously delivered to and approved in writing by the Purchaser (the “Operating Budget”).

4.17 Waiver of Anti-Dilution. Any and all preemptive, co-sale, right of first refusal, right of first offer and similar rights that are triggered by the issuance of the Shares hereunder or otherwise in connection with transactions contemplated by the Transaction Documents shall have been waived by the stockholders of the Company holding such rights.

4.18 Amendments and Letters of Intent. The Company shall have entered into the amendments and letters of intent set forth on Section 4.18 of the Disclosure Schedule.

4.19 Intentionally Omitted.

4.20 No Debt. The Company at Closing shall be free of debt for borrowed money or evidenced by loan agreements, notes, debentures, bonds or other similar instruments (and for the avoidance of doubt, except for any trade payables and receivables used to fund regular and usual working capital in a regular course of business).

4.21 Ownership Monster Games Source Code. Purchaser shall be satisfied with the accuracy of the representations in Section 2.9.4 regarding the Company’s ownership of or right to use the source code created by Monster Games Inc. under the Monster Games Agreement.

4.22 Ownership of Websites, Domains and URLs. Purchaser shall be satisfied with the accuracy of the representations in Section 2.9.4 regarding the Company’s ownership of or right to use the following websites, domains and URLs: nascaresports.com, nascaresport.com and motorsport.games.

5. Conditions of the Company’s Obligations. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the date of the Closing, of each of the following conditions.

5.1 Representations and Warranties. The representations and warranties of the Purchaser in Section 3 (other than the Fundamental Representations of the Purchaser) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date of the Closing with the same effect as though made at and as of such date (except that those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations of the Purchaser shall be true and correct in all respects as of the date of the Closing with the same effect as though made as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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5.2 Performance. The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3 Compliance Certificate. An authorized officer of the Purchaser shall deliver to the Company at the Closing, a certificate, executed on behalf of the Purchaser, stating that the conditions specified in Sections 5.1 and 5.2 have been fulfilled as of the Closing.

5.4 Stockholders’ Agreement. The Purchaser shall have executed and delivered the Stockholders’ Agreement to the Company.

5.5 Shared Services Agreement. The Purchaser and the other parties thereto (other than the Company) shall have entered into the Shared Services Agreement.

5.6 Payment of Closing Payment. The Purchaser shall have delivered the Closing Payment specified in Section 1.1.3(a).

6. Indemnification Provisions.

6.1 Indemnification.

6.1.1 After the Closing, the Company shall indemnify and hold the Purchaser and its officers, managers, directors, members, shareholders, partners and affiliates (each a “Purchaser Indemnified Party” and collectively the “Purchaser Indemnified Parties”) harmless from, and reimburse each of the Purchaser Indemnified Parties for, any loss, damages, liabilities or expenses (including, without limitation, attorney and paralegal fees and costs) resulting or arising from (i) a breach of any representation or warranty of the Company which is contained in this Agreement and/or any of the Transaction Documents, (ii) the Company’s breach of or failure to perform, comply with or fulfill any covenant or agreement of the Company contained in this Agreement (other than with respect to Section 1.6 hereof) and/or (iii) any debt of the Company incurred or outstanding on or prior to the date of the Closing, any claims related to product liability and/or employees related liabilities first arising out of any event, act, omission and/or failure to act on or prior to the date of the Closing, and/or any Transaction Expenses.

6.1.2 After the Closing, the Purchaser shall indemnify and hold the Company and its officers, managers, directors, members, shareholders, partners and affiliates (each a “Company Indemnified Party” and collectively the “Company Indemnified Parties”) harmless from, and reimburse each of the Company Indemnified Parties for, any loss, damages, liabilities or expenses (including, without limitation, attorney and paralegal fees and costs) resulting or arising from (i) a breach of any representation or warranty of the Purchaser which is contained in this Agreement, and/or (ii) the Purchaser’s breach of or failure to perform, comply with or fulfill any covenant or agreement of the Purchaser contained in this Agreement.

6.2 Notice/Defense. Upon discovery of any breach or claim hereunder or upon receipt of any notice of any claim or suit subject to indemnification under Section 6.1 above, the Purchaser Indemnified Party or the Company Indemnified Party (each, an “Indemnified Party”) shall promptly give notice thereof (and in no event later than 20 days after receipt of any notice thereof) to the indemnifying party stating in reasonable detail the representations, warranty or other claim with respect to which indemnity is demanded, the facts or alleged facts giving rise thereto, and the amount of liability or asserted liability with respect to which indemnity is sought and, in the case of a claim asserted against the party seeking indemnity, shall thereafter tender to the indemnifying party the defense of such claim at the sole cost and expense of the indemnifying party. Despite such a tender of defense, the Indemnified Party shall in any case have a right to participate in the defense of any such tendered claim or suit, provided, that such participation shall be at such party’s sole cost and expense after the indemnifying party has accepted such tender of defense. In the event the indemnifying party does not promptly and affirmatively accept within thirty (30) days thereafter such tender of defense of any claim or suit and thereafter use commercially reasonable efforts to pursue such defense, then the indemnifying party shall thereafter additionally become liable for the reasonable costs incurred by the Indemnified Party (including reasonable attorneys’ and paralegals’ fees and costs) in enforcing such indemnification claim and/or defending against such claim or suit which is subject to indemnification, provided, that the Indemnified Party shall defend such claim or suit in good faith.

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6.3 Additional Indemnification Issues.

6.3.1 The representations, warranties, covenants and agreements contained in this Agreement (including exhibits the schedules hereto) shall survive the Closing. The Company will have no liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due (each, a “Liability”), with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any breach of a covenant or agreement in this Agreement, unless the Purchaser notifies the Company of such a claim on or before the date that is eighteen (18) months from the date of the Closing; provided, however, that any claim for any breach or inaccuracy of any Fundamental Representation of the Company may be made at any time until the date that is 90 days after the expiration of the applicable statute or period of limitations. The Purchaser will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any breach of a covenant or agreement in this Agreement unless the Company notifies the Purchaser of such a claim on or before the date that is eighteen (18) months from the date of the Closing; provided, however, that any claim for any breach or inaccuracy of any Fundamental Representation of the Purchaser may be made at any time until the date that is 90 days after the expiration of the applicable statute or period of limitations. If the Company or the Purchaser, as applicable, provides proper notice of a claim within the applicable time period set forth above, Liability for such claim will continue until such claim is resolved.

6.3.2 Any liability arising under any claim made under Section 6.1.1 may be, in the Purchaser’s option, set off against all or a portion of any unsatisfied obligations (if any are not promptly (but, in any event, within 20 days after the date of the notice of such claim or suit subject to indemnification under Section 6.1.1) satisfied) by the Purchaser to the Company by placing the funds equal to such set off with Branch Banking & Trust Company or, if Branch Banking & Trust Company refuses to act as an escrow agent or refuses to sign the Escrow Agreement (as defined below) in the form attached hereto on Exhibit D, another financial institution operating in the United States of America (the “Escrow Agent”) pursuant to an Escrow Agreement, to be entered into between the Company, the Purchaser and the Escrow Agent in a form substantially similar to the form attached hereto as Exhibit D (the “Escrow Agreement”); it being understood and agreed, however, that the rights of the Indemnified Parties are not limited by any such obligations (if any). The Escrow Agreement shall provide that the Escrow Agent shall disburse the amounts of such set off, plus interest accused thereon less the escrow fees, if any, to either the Company or the Purchaser as is determined by a written settlement agreement among the Company and the Purchaser or by a final, non-appealable order of a court of competent jurisdiction.

6.3.3 The maximum aggregate Liability of each of the Company and the Purchaser with respect to the matters described in this Section 6 will be limited to an amount equal to 25% of the Consideration (the “Cap”); provided, however, that any claim relating to any Fundamental Representation will not be subject to the Cap, but shall not exceed, subject to Section 6.3.4 below, $12,000,000 in the aggregate.

6.3.4 No Indemnified Party shall seek, or be entitled to, incidental, indirect, punitive, special or consequential damages in any claim for indemnification under this Section 6 (except insofar as the same are part of a third party claim subject to indemnification), nor shall it accept payment of any award or judgment for such indemnification to the extent that such award or judgment includes such party’s incidental, indirect, punitive, special or consequential damages (except insofar as the same are part of a third party claim subject to indemnification). Any amounts payable under this Section 6 shall be treated by the Purchaser and the Company as an adjustment to the Consideration.

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7. Guaranty.

7.1 Guaranty of 2019 Payment and In-Kind Consideration. Motorsport Network, the owner of 100% of the issued and outstanding equity of Purchaser (“Guarantor”), (a) hereby acknowledges the significant consideration received by and afforded to Guarantor by virtue of the benefits to Purchaser contemplated by this Agreement, and (b) in consideration thereof and subject to the terms of this Section 7.1 hereby irrevocably and unconditionally guaranties to Company the prompt and complete payment of the 2019 Payment and performance (but, for avoidance of doubt, not the payment) of the In-Kind Consideration (the “Guaranteed Obligations”) as and when the same shall become due and payable with respect to the 2019 Payment or due to be performed, in each case under the terms of this Agreement (the “Guaranty”). With respect to the 2019 Payment, it is the express intent of Guarantor that the guaranty set forth herein shall be a guaranty of payment of the 2019 Payment and not a guaranty of collection.

7.2 Performance. In the event that Purchaser fails to make any payment or perform (as applicable) of the Guaranteed Obligations on or prior to the due date thereof, Guarantor, as soon as reasonably practicable, but in no event later than ten (10) Business Days following the due date, shall cause, as applicable, such 2019 Payment to be made to the Company in the manner provided in Section 1.1.3(b) of this Agreement or such In-Kind Consideration to be performed in the manner provided in Section 1.1.3(c) of this Agreement. The Guarantor shall reimburse the Company for all reasonable and duly documented costs and expenses (including without limitation fees and expenses of external legal counsel) incurred in connection with the enforcement of this Guaranty.

7.3 Primary Obligations. This Guaranty is a primary and original obligation of Guarantor, is not merely the creation of a surety relationship, and is an absolute and continuing guaranty of payment which shall remain in full force and effect without respect to future changes in conditions. Guarantor hereby agrees that it is directly liable to the Company, that the obligations of Guarantor hereunder are independent of the obligations of Purchaser or any other guarantor, and that a separate action may be brought against Guarantor, whether such action is brought against Purchaser or any other guarantor or whether Purchaser or any other guarantor is joined in such action. Guarantor hereby agrees that its liability hereunder shall be immediate and shall not be contingent upon the exercise or enforcement by the Company of whatever remedies they may have against Purchaser. Guarantor consents and agrees that the Company shall not be under any obligation to marshal any property or assets of Purchaser or any other guarantor in favor of Guarantor, or against or in payment or performance (as applicable) of any or all of the Guaranteed Obligations, or to pursue any other right or remedy the Company may have against the Purchaser. If the Company is prevented under applicable law or otherwise from demanding payment or performance (as applicable) of the Guaranteed Obligations by reason of any automatic stay, the Company shall be entitled to receive from Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand occurred.

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7.4 Waivers.

7.4.1 To the fullest extent permitted by applicable law, Guarantor hereby waives: (a) notice of acceptance hereof; (b) notice of any adverse change in the financial condition of Purchaser or any other guarantor or of any other fact that might increase Guarantor’s risk hereunder; (c) notice of presentment for payment or performance (as applicable), demand, protest, and notice thereof as to the Guaranteed Obligations; (d) any right by statute or otherwise to require the Company to institute suit against Purchaser or to exhaust any rights and remedies which the Company has or may have against Purchaser or any other guarantor; (e) except with respect to (i) the right of set-off provided in Section 6.3.2 and (ii) any defense that the Guaranteed Obligations or a part thereof is not earned and/or due under the terms of this Agreement, any right to assert against the Company, any defense (legal or equitable), set-off, counterclaim or claim which Guarantor may now or at any time hereafter have against Purchaser or any other party liable to the Company; (f) any defense (legal or equitable), set-off, counterclaim or claim of any kind or nature, arising directly or indirectly from the present or future lack of validity or enforceability of the Guaranteed Obligations; and (g) any right or defense arising by reason of any claim or defense based upon an election of remedies by the Company. In this regard, Guarantor agrees that it is bound to the payment or performance (as applicable) of the Guaranteed Obligations as fully as if the Guaranteed Obligations were directly owing (when and to the extent earned under the terms of this Agreement) to the Company by Guarantor. Guarantor further waives any defense arising by reason of any defense (other than the defense that the Guaranteed Obligations shall have been indefeasibly paid or performed (as applicable) in the manner provided for by the Agreement) of Purchaser or by reason of the cessation from any cause whatsoever of the liability of Purchaser in respect thereof.

7.4.2 Until such time as the Guaranteed Obligations has been finally and indefeasibly paid or performed (as applicable) in the manner provided for by the Agreement: (a) Guarantor hereby postpones any right of subrogation Guarantor has or may have as against Purchaser or any other person with respect to the Guaranteed Obligations; and (b) Guarantor hereby postpones any right to proceed against Purchaser or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims (irrespective of whether direct or indirect, liquidated or contingent), with respect to the Guaranteed Obligations.

7.4.3 Without limiting the generality of any other waiver or other provision set forth in this Guaranty, Guarantor hereby agrees as follows: (a) the Company’s right to enforce this Guaranty is not contingent upon the legal enforceability of the Agreement against the Purchaser or the financial inability of Purchaser to pay or perform (as applicable) the Guaranteed Obligations due to the bankruptcy or otherwise of Purchaser; (b) the enforceability of this Guaranty against Guarantor shall continue until Guarantor is released by the Company or this Guaranty expires as set forth below; and (c) Guarantor waives the right to require the Company to (i) proceed against Purchaser or any other Person in connection with the Guaranteed Obligations, or (ii) pursue any other right or remedy for Guarantor’s benefit, and agrees that the Company may exercise its right under this Guaranty without taking any action against Purchaser, any other guarantor of the Guaranteed Obligations or any other Person in connection with the Guaranteed Obligations.

7.5 Expiration. This Guaranty, all rights and obligations of Guarantor with respect to this Agreement, shall expire (i) with respect to the 2019 Payment, on the earlier of (a) date that the 2019 Payment is paid in full, (b) the reduction of the 2019 Payment to zero as a result of the adjustment set forth in Section 1.3.1 and (c) termination of the 2019 Payment pursuant to Section 1.3.2; and (ii) with respect to the In-Kind Consideration, the date that is 48 months after the Closing.

7.6 Other. For the avoidance of doubt, nothing in this Agreement shall preclude or restrict Guarantor from entering into any other guaranties or similar arrangements with any other persons or entities, incurring debt and/or operate its business in Guarantor’s sole and absolute discretion.

8. Miscellaneous.

8.1.1 Definitions. For the purposes of this Agreement, the following definitions shall apply:

8.1.2 “Executive Order” means Presidential Executive Order No. 13224 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49079 (Sept. 25, 2001).

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8.1.3 “Fundamental Representation” means (a) with respect to the Company, any representations or warranties of the Company in Sections 2.1 (Organization), 2.2.1 (Authorized and Issued Stock), 2.2.2 (Agreements for Purchase of Shares), 2.2.3 (Outstanding Securities), 2.2.4 (Post-Closing Capitalization Table), 2.4 (Authorization), 2.5 (Corporate Power), 2.6.1 (Valid Issuance of Shares), 2.20 (Environmental Laws and Regulations), 2.12 (Title to Property and Assets), 2.14 (Tax Returns and Payments) and 2.31 (Brokers or Finders); and (b) with respect to the Purchaser, any representations or warranties of the Purchaser in Sections 3.1 (Organization and Good Standing), 3.2 (Authorization), 3.9 (Accredited Investor) and 3.14 (Brokers or Finders).

8.1.4 “IEEPA” means the International Emergency Economic Powers Act.

8.1.5 “Knowledge” or “knowledge” of the Company (or similar terms or phrases) shall mean (a) the actual knowledge of a Knowledge Party and (b) the knowledge that such Knowledge Party should have in the reasonable exercise or his or her professional duties to the Company.

8.1.6 “Knowledge Party” shall mean any of Ed Martin, Paul Brooks or Michelle Baker Dillon.

8.1.7 “Liquidity Event” shall mean (a) any consolidation or merger of the Company with or into any such other business or businesses, (b) any sale, conveyance or disposition of all or substantially all of the assets of the Company, (c) any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of and (d) any other form of acquisition of the Company.

8.1.8 “Material Adverse Effect” shall mean any change or event that is materially adverse to (a) the Company or its financial condition, results of operations, assets, liabilities, properties, prospects or business, taken as a whole and/or (b) the ability of the Company to consummate the transactions contemplated hereby and by the Transaction Documents on a timely basis; provided, however, that any changes or events resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred: (i) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Company operates, (ii) any acts of war, sabotage or terrorist activities or any changes imposed by any governmental entity, (iii) effects of weather or meteorological events, (iv) any change of law, accounting standards, regulatory policy or industry standards after the date hereof, (v) the announcement, execution, delivery or performance of any Transaction Document or the consummation of any transaction contemplated by any Transaction Document, (vi) any actions taken by, or at the written request of, the Purchaser or its representatives (including any breach by the Purchaser of any Transaction Document) and (vii) any actions required to be taken pursuant to any Transaction Document; provided, further, that with respect to clauses (i) through (iv), the impact of such change, occurrence, event or effect is not disproportionately adverse to the Company, taken as a whole, as compared to other similarly situated companies.

8.1.9 “Permitted Encumbrance” shall mean (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business of the Company for monies not yet due, (b) any lien for taxes not yet due, (c) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased, (d) any recorded easement, covenant, zoning or other restriction on the real property that, together with all other Permitted Encumbrances, does not prohibit or impair the current use, occupancy, value, or marketability of title of the property subject thereto, (e) any lien on any leased real property in favor of a creditor of the lessor or sublessor who leases such leased real property to the Company.

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8.1.10 “Prohibited Person” means any person: (a) listed in the annex to, or is otherwise subject to sanctions provided in, the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of the Executive Order; (c) with whom the Company is prohibited from dealing or otherwise engaging in any transaction by any anti-money laundering laws or anti-terrorism laws, including the USA Patriot Act and the Executive Order; (d) that is specified on the most current List of Specially Designated Nationals and Blocked Persons published by the OFAC at its official website, www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or at any replacement website or other replacement official publication of such list or, to the Knowledge of the Company, is named on any similar list issued post-September 11, 2001 by any U.S. or foreign governmental authority; (e) that is covered by or subject to (or is resident, organized or otherwise located in any country that is covered by or subject to) sanctions under the IEEPA, the TEA or any other applicable laws imposing economic sanctions against or prohibiting transacting business with, for or on behalf of any country, region or individual pursuant to United States law or United Nations resolution; (f) that is named on any applicable list of known suspected terrorists, terrorist organizations or of other sanctioned persons issued by any governmental authority of any jurisdiction in which a Person has conducted or is conducting business; or (g) to the Knowledge of the Company, that is an affiliate (including any principal, officer, immediate family member or close associate) of a person described in one or more of clauses (a) - (f) of this definition of Prohibited Person.

8.1.11 “TEA” means the Trading with the Enemy Act.

8.1.12 “Transaction Expenses” means all fees and expenses incurred by the Company or at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Transaction Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

8.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. This Agreement, and the right and obligations set forth herein, shall not be transferred or assigned without the prior consent of the parties hereto, and any transfer or assignment in violation of such restriction shall be null and void. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3 Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of Delaware, irrespective of its choice of law principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the federal court sitting in Miami-Dade County, Florida, and if such court will not or cannot hear the case for any reason, the exclusive jurisdiction of any court of the State of Florida sitting in Miami-Dade County, Florida in respect of any action, suit or proceeding arising in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein). Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 8.6. Such service of process shall have the same effect as if the party being served were a resident in the State of Florida and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

8.4 Press Release. Any press release or general media communication issued by the Company regarding the transactions contemplated by this Agreement must be approved by the Purchaser. All expenses in connection with such release or communication shall be borne by the Company.

8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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8.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or, if sent by telex or telecopier, upon receipt of the correct answer back, or upon deposit with the United States Post Office, by registered or certified mail, or upon deposit with an overnight air courier, in each case postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten days’ advance written notice to the other parties, or if sent by electronic mail to the email address indicated for such party on the signature page hereof, or at such other email address as such party may designate by ten days’ advance written notice to the other parties.

8.7 Finders’ Fee. Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction. The Company shall indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its constituent partners, members, stockholders, officers, directors, employees, managers, officers of any affiliate of the Purchaser or representatives is responsible to the extent such liability is attributable to any inaccuracy or breach of the representations and warranties contained in Section 2.31. The Purchaser shall indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its stockholders, officers, directors, employees or representatives is responsible to the extent such liability is attributable to any inaccuracy or breach of the representations and warranties of the Purchaser contained in this Section 8.7.

8.8 Expenses; Attorneys’ Fees. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the losing party all fees, costs and expenses of the prevailing party in enforcing or interpreting this Agreement, including, without limitation, such reasonable attorneys’ and accountants’ fees, costs and necessary disbursements (including, without limitation, all fees, costs and expenses of appeals) in addition to any other relief to which such party may be entitled.

8.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser (and as to Section 7, the Guarantor). Any amendment or waiver effected in accordance with this Section 8.9 shall be binding upon each future holder of all Shares purchased hereunder.

8.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.11 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, term sheets, letters, discussions and understandings of the parties in connection therewith.

8.12 Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement, whether before, concurrently with or after the consummation of the transactions contemplated hereby.

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8.13 Representation. Each party to this Agreement acknowledges that Snell & Wilmer L.L.P. (“Snell & Wilmer”), outside counsel to the Purchaser has represented solely the Purchaser in the transactions contemplated by the Transaction Documents and may have in the past, or presently, represent the Purchaser. Snell & Wilmer has served as outside counsel to the Purchaser and has assisted in negotiations of the terms of the transactions contemplated by the Transaction Documents solely on behalf of the Purchaser. The Company hereby (a) acknowledges that it has had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to the transactions contemplated by the Transaction Documents, Snell & Wilmer has represented solely the Purchaser, and not the Company not any stockholder, director or employee of the Company; and (c) gives its informed consent to Snell & Wilmer’s representation of the Purchaser in in the transactions contemplated by the Transaction Documents. Snell & Wilmer is hereby expressly made a third party beneficiary of this Agreement for purposes of this Section 8.13.

8.14 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.15 Remedies. In case any one or more of the representations, warranties, covenants or agreements set forth in this Agreement shall have been breached by a party hereto, the non-breaching parties hereto may proceed to protect and enforce their rights either by suit in equity or by action at law, including, but not limited to, an action for damages as a result of any such breach or an action for specific performance of any such covenant or agreement. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

8.16 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

8.17 Specific Performance.

8.17.1 The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

8.17.2 If as of the date of the Closing the representation of the Company in Section 2.2.4 of this Agreement is breached because any person owns or has a legally binding and enforceable right to own shares of the capital stock of the Company (or securities convertible for shares of such capital stock), and such ownership or right causes the Purchaser to own less than own fifty one percent (51%) of the capital stock of the Company, calculated on a fully diluted basis as of the date of the Closing (the “Minimum Threshold”), the Purchaser may elect in lieu of its rights under Section 6.1.1 to require the Company to issue such number of shares of Common Stock (with the same powers, preferences and other rights held by the other Common Stock of the Company) necessary to cause the Purchaser to own the Minimum Threshold. For the avoidance of doubt, the calculation of the Minimum Threshold shall exclude any and all stock appreciation rights, phantom stock rights or other rights that are not convertible for shares of the capital stock of the Company.

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8.18 No Third Party Beneficiaries. Except as set forth in Section 8.13 and except for the provisions of Section 6 relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, including any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

8.19 Execution of Agreement; Counterparts. This Agreement may be executed and delivered (including by facsimile, .pdf or similar electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company:

704GAMES COMPANY

By:	/s/ Paul Brooks
Name:	Paul Brooks
Title:	Chief Executive Officer

Address:	550 South Caldwell Street, 17th Floor
Charlotte, NC 28202
Attn: Chief Executive Officer
email: paul@704games.com

704Games Company – Stock Purchase Agreement

Purchaser:

MOTORSPORT GAMING US LLC

By:	/s/ Mike Zoi
Name:	Mike Zoi
Title:	Manager

Address:	5972 NE 4th Avenue
Miami, FL 33137
Attn:	Legal
email:	amanda@motorsport.com
Attn:	Yura Barabash
email:	yb@motorsport.com

Solely for Purposes of Section 7:

Motorsports Network, LLC

By:	/s/ Mike Zoi
Name:	Mike Zoi
Title:	Manager

Address:	5972 NE 4th Avenue
Miami,	FL 33137
Attn:	Legal
email:	amanda@motorsport.com
Attn:	Yura Barabash
email:	yb@motorsport.com

704Games Company – Stock Purchase Agreement

EXHIBITS

Exhibit A	Form of Stockholders’ Agreement

Exhibit B	Form of Shared Services Agreement

Exhibit C	Form of Employment Agreements

Exhibit D	Form of Escrow Agreement

Exhibit A

FORM OF Stockholders’ Agreement

[See Exhibit 10.4 to the Registration Statement]

Exhibit B

FORM OF SHARED SERVICES Agreement

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to provide this exhibit to the Securities and Exchange Commission upon request; provided, however, that the registrant may request confidential treatment of such exhibit.

Exhibit C

FORM OF Employment Agreements

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to provide this exhibit to the Securities and Exchange Commission upon request; provided, however, that the registrant may request confidential treatment of such exhibit.

Exhibit D

FORM OF Escrow AGREEMENT

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to provide this exhibit to the Securities and Exchange Commission upon request; provided, however, that the registrant may request confidential treatment of such exhibit.